EXHIBIT 10.1
SECOND AMENDMENT TO LOAN AGREEMENT
     This Second Amendment to Loan Agreement (“Second Amendment”) is dated as of September 20, 2006, by and among J. ALEXANDER’S CORPORATION, J. ALEXANDER’S RESTAURANTS, INC., both Tennessee corporations (collectively referred to as the “Borrower”), and BANK OF AMERICA, N.A., a national banking association (“Lender”).
WITNESSETH
     WHEREAS, Borrower and Lender entered into that certain Loan Agreement dated May 12, 2003, as amended by that certain First Amendment to Loan Agreement dated January 20, 2004 (the “Loan Agreement”); and
     WHEREAS, Borrower has requested and Lender has agreed to provide an additional $5,000,000.00 in availability under Borrower’s existing Revolving Loan; and
     WHEREAS, in connection with the foregoing, Borrower and Lender have agreed to amend the Loan Agreement as set forth herein.
     NOW, THEREFORE, as an inducement to cause Lender to extend credit to Borrower, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:
     1. Capitalized terms not defined herein shall have the meaning contained in the Loan Agreement.
     2. Section 1(b) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
     “(b) “Applicable Margin” means for any Fiscal Quarter the applicable rate per annum in excess of the LIBOR Fixed Rate set forth in the table below:

	Ratio of Adjusted Debt to	Applicable	Unused Commitment
LEVEL	EBITDAR	Margin	Fee %
I	Less than or equal to 2.50	1.75%	0.125%
II	Less than or equal to 3.00 but greater than 2.50	2.00%	0.25%
III	Less than or equal to 4.00 but greater than 3.00	2.25%	0.30%
IV	Greater than 4.00	3.75%	0.75%

     3. Section 1(d) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
“(d) “Base Rate” means the LIBOR Fixed Rate plus the Applicable Margin. For purposes hereof, the Applicable Margin will be that shown as Level II in the table contained in the definition of Applicable Margin for the period from June 30, 2006 until delivery by Borrower of the quarterly financial statements of the Borrower in accordance with Section 17(b) for the Fiscal Quarter ending October 1, 2006. Upon receipt of the Borrower’s quarterly financial statements for such Fiscal Quarter, Lender shall determine if the results of such financial statements justify resetting the Applicable Margin to another Level, and if so, then the Applicable Margin shall be retroactively adjusted as of the first day of the then Fiscal Quarter to Level I, II, III, or IV, as applicable, and shall continue to the last day of such Fiscal Quarter. This will continue each Fiscal Quarter thereafter. If Borrower fails to deliver the quarterly financial statements in accordance with time limits set forth in Section 17(b), the Applicable Margin shall be retroactively adjusted as of the first day of the then Fiscal Quarter to Level III.”
     4. Section 1(cc) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
(cc) “LIBOR Fixed Rate” shall mean the rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Lender from time to time) as determined for each Interest Rate Change Date at approximately 11:00 a.m. London time two (2) Business Days prior to the Interest Rate Change Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month, as adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs; if such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Lender. For purposes hereof, “Business Day” shall mean each day other than a Saturday, a Sunday, or any holiday on which commercial banks are closed for business; and “Interest Rate Change Date” shall mean the first day of each one month period; provided, however, that if any such day is not a Business Day, at Lender’s option, the Interest Rate Change Date shall be the next succeeding Business Day. The interest rate shall change on each Interest Rate Change Date.”
All references in the Loan Agreement to the defined term “LIBOR Daily Floating Rate” are hereby deleted and replaced by the new defined term “LIBOR Fixed Rate.”
     5. Section 1(ll) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
     “(ll) “Revolving Committed Amount” means the lesser of $10,000,000.00; or (ii) such lesser amount as the Revolving Committed Amount may be reduced as set forth herein.”
     6. Section 1(mm) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
     “(mm) “Revolving Loan Maturity Date” means July 1, 2009.”
     7. Section 1(pp) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
     “(pp) “Unused Commitment” means, for any period, the amount by which the face principal amount of the $10,000,000.00 Revolving Loan exceeds the daily average sum for such period of the outstanding aggregate principal amount of the revolving loans made by Lender to Borrower under the $10,000,000.00 Revolving Loan.”
     8. Section 2 of the Loan Agreement is hereby deleted in its entirety and in lieu there of shall read as follows:
     “2. Revolving Loan. Lender agrees to make a $10,000,000.00 revolving line of credit loan to the Borrower at any time, and from time to time during the period from the date hereof to, but not including, the Revolving Loan Maturity Date (the “Revolving Loan”). Borrower may borrow, repay and reborrow the Revolving Loan at any time, up to a maximum aggregate amount outstanding at any one time equal to $10,000,000.00, provided that Borrower is not in default under any provision of this Agreement or the Loan Documents, and provided that the borrowings hereunder do not exceed the limitation on borrowings by Borrower set forth in Section 2(g) below.
     (a) Use of Proceeds. Advances under the Revolving Loan shall be used by Borrower to pay or reimburse itself for capital expenditures related to the development of new restaurants and for general corporate purposes.
     (b) Interest Rate. Prior to maturity, the principal amount outstanding under the Revolving Loan shall bear interest at the Base Rate.
     (c) Method of Borrowing for Revolving Loan. By no later than 11:00 a.m. Central Standard Time, on the same day of the requested borrowing under the Revolving Loan, the Borrower shall notify Lender of Borrower’s desire to borrow under the Revolving Loan indicating the exact amount requested.

     (d) Funding of Revolving Loan. Upon Borrower’s notice to Lender of its intent to borrow under the Revolving Loan pursuant to Section 2(c), the amount of the requested Revolving Loan will then be made available to the Borrower by the Lender by crediting the account of the Borrower on the books of such office of the Lender, to the extent the amount of such request is available for borrowing.
     (e) Payments. Payment of all obligations arising under the Revolving Loan shall be made as follows:
          (i) Interest and Fees. Interest on the outstanding principal balance under the Revolving Loan shall be paid in arrears on the 1st day of each calendar quarter, beginning on October 1, 2006. Also, on the 1st day of each calendar quarter, an Unused Commitment fee shall be paid in arrears to Lender in accordance with the per annum Unused Commitment fee percentage set forth in section 1(b), multiplied by the Unused Commitment beginning on October 1, 2006.
          (ii) Mandatory Prepayment. Borrower must immediately prepay any amount by which the principal balance of the Revolving Loan exceeds $10,000,000.00 as reduced by subsection 2(g) below.
          (iii) All Amounts Due. All remaining principal, interest and expenses outstanding under the Revolving Loan shall become due on the Revolving Loan Maturity Date.
     (f) Conversion to Term Loan. Subject to the provisions contained herein, and provided that no Default has occurred and is continuing, , Borrower has the option to make a written election to convert all or a portion of the then outstanding balance of the Revolving Loan to a term loan at any time prior to May 1, 2009 (the “Term Loan”) provided, that the minimum outstanding principal amount to be converted by Borrower shall be no less than $2,500,000.00. The written election must be delivered to Lender at least thirty (30) days prior to the Revolving Loan Maturity Date. Upon conversion, there will be a conversion fee equal to one-quarter (1/4) of one percent (1%) of the then outstanding principal balance so converted. The then unpaid principal balance so converted will be amortized over 60 months and be repayable in sixty (60) equal monthly installments of principal with the first principal payment due thirty (30) days following the conversion date. Interest will continue to be paid monthly at the same time as the principal payment is due. Interest shall accrue on the Note at the Base Rate.
     (g) Reductions in Committed Amount. In any calendar year, Borrower may finance up to $750,000.00 of its capital expenditures through one or more equipment leases with an affiliate of Lender on terms and conditions to be negotiated between Borrower and such affiliate. Borrower acknowledges that Lender is not extending any commitment for financing on behalf of any such affiliates. To the extent the Borrower utilizes such option, the maximum amount of the Revolving Loan from time to time will be reduced dollar for dollar by the amount then outstanding in respect of such leases.”
     9. Section 6(b) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
     “(b) Representations and Warranties. The representations and warranties made by the Borrower in any Loan Document are true and correct in all material respects at and as if made as of such date except for changes permitted by this Agreement, as amended from time to time.”
     10. Section 33(d) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
     “(d) Reorganization. Enter into any agreement to merge, consolidate or otherwise reorganize or recapitalize, or enter into any agreement to acquire stock or assets having a value in excess of $1,000,000.00, provided, that this covenant shall not restrict the Borrower’s ability to purchase or lease real property for construction of a new restaurant(s), nor shall it restrict the Borrower’s ability to purchase or lease existing buildings and improvements for a new restaurant(s).”
     11. Section 33(h) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
     “(h) Management Change. Change the Borrower’s chief executive officer and/or chief financial officer without the prior consent of Lender, which consent shall not be unreasonably conditioned, withheld, or delayed, provided, that this covenant shall not restrict Borrower’s ability to terminate the employment of its chief executive officer and/or chief financial officer for cause and shall not apply to any change in management that occurs outside the control of the Borrower.”
     12. Section 33 of the Loan Agreement is hereby amended to add a new subsection (k) which shall read as follows:
     “(k) Negative Pledge. Other than Permitted Liens, create or permit any lien, encumbrance, charge, or security interest of any kind to exist on that certain real property described on Schedule 33(k) attached hereto, nor transfer, sell, assign, or in any manner dispose of such real property or any interest therein, including, but not limited to, entering into a negative pledge agreement with another party, except for easements, rights of way and similar rights granted in connection with the provision of utilities to such real property or in connection with any construction on such real property.”
     13. Schedule 33(k) attached to this Second Amendment is hereby added as Schedule 33(k) to the Loan Agreement.

     14. Section 34(b) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
     “(b) Maximum Adjusted Debt to EBITDAR Ratio. The Maximum Adjusted Debt to EBITDAR Ratio measured at the end of each fiscal quarter computed on a trailing four quarters basis shall be less than 3.50 to 1.00. For purposes hereof, the Maximum Adjusted Debt to EBITDAR Ratio is defined as the ratio of (i)total Funded Debt minus Invested Funds plus (rent expense multiplied by 8), to (ii) EBITDAR. For purposes hereof, Invested Funds is defined as short term, liquid investments such as money markets with maturities less than one year in length, and cash and cash equivalents; provided that investments into any joint venture or any endeavor not consistent with the Borrower’s core restaurant operating business without the written consent of Lender shall be specifically excluded. For purposes hereof, EBITDAR is defined as the sum of Net Income for such period (excluding the effect of any extraordinary or non-recurring gains or losses outside of the ordinary course of business) plus an amount which, in the determination of net income for such period has been deducted for (i) interest expense for such period; (ii) total federal, state, foreign or other income taxes for such period; (iii) all depreciation and amortization for such period; and (iv) rent expense, all as determined in accordance with GAAP.”
     15. Section 40 of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:
“40. Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.
     (a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this agreement.
     (b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

     (c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Lender may designate another arbitration organization with similar procedures to serve as the provider of arbitration.
     (d) The arbitration shall be administered by AAA and conducted in Nashville, Tennessee. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.
     (e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.
     (f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
     (g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
     (h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution

Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.
     (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.”
The parties to this Second Amendment agree that the foregoing arbitration provision is intended to supersede and replace any conflicting arbitration provisions set forth in any Loan Document executed prior to the date hereof.
     16. Borrower hereby acknowledges that the Revolving Loan is secured by the Lender’s security interest and liens in certain real property located in Lyndhurst, Ohio and Northbrook, Illinois, as evidenced by that certain Open End Mortgage Deed, Security Agreement and Assignment of Rents and Leases made by J. Alexander’s Corporation in favor of Lender dated May 12, 2003 and of record as instrument no. 200305230500, Cuyahoga County, Ohio Recorder’s Office; and that certain Mortgage dated May 12, 2003 made by J. Alexander’s Restaurants, Inc. in favor of Lender and of record as Instrument No. 0317517012, Cook County, Illinois, Recorder of Deeds. Furthermore, concurrent with the execution of this Second Amendment, Borrower has entered into that certain Negative Pledge Agreement whereby Borrower has agreed to refrain from granting a security interest or lien in certain real property owned by Borrower as more particularly set forth therein.
     17. Borrower shall pay all costs incidental to this Second Amendment, including, but not limited to, the fees and expenses of Lender’s counsel.
     18. Borrower warrants and represents that (a) the Loan Documents are valid, binding and enforceable against the Borrower according to their terms; (b) all warranties and representations made by Borrower in the Loan Documents are hereby again warranted and represented to be true as of the date hereof, except with regard to matters expressed only as of a specific time or which have been supplemented or superseded by disclosures to Lender in writing and (c) no default presently exists under the Loan Documents. Borrower further acknowledges that Borrower’s obligations evidenced by the Loan Documents are not subject to any counterclaim, defense or right of set-off and Borrower does hereby release Lender from any claim, known or unknown, that Borrower may have against Lender as of the execution of this Second Amendment.
     19. As amended hereby, the Loan Agreement remains in full effect, and all agreements among the parties with respect to the subject hereof are represented fully in this Second Amendment and the other written documents among the parties. The provisions of the Loan Agreement regarding the arbitration of disputes and other general matters also govern this Second Amendment. The validity, construction and enforcement hereof shall be determined according to the substantive laws of the State of Tennessee.
     IN WITNESS WHEREOF, the parties have executed this Second Amendment to be effective the day and year first above written.

BANK OF AMERICA, N.A.		J. ALEXANDER’S CORPORATION

By:	/s/ Thomas C. Kilcrease, Jr.	By:	/s/ R. Gregory Lewis

Title:	SVP	Title:	Vice President and Chief Financial Officer

J. ALEXANDER’S RESTAURANTS, INC.

		By:	/s/ R. Gregory Lewis

		Title:	Vice President

SCHEDULE 33(k)
REAL PROPERTY SUBJECT TO NEGATIVE PLEDGE
1.	913 Dale Mabry Highway, Tampa, Hillsborough County, FL 33609

2.	8550 West Broward Boulevard, Plantation, Broward County, FL 33324

3.	9709 East County Line Road, Inglewood, Arapahoe County, CO 80112

4.	5245 Peach Tree Parkway, Norcross, Gwinnett County, GA 30092